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                                                                    EXHIBIT 99.1

             VISION TWENTY-ONE, INC., ANNOUNCES PLANNED $35 MILLION
           EQUITY INVESTMENT TO BE CO-LED BY MEDEQUITY INVESTORS, LLC
             AND CHASE CAPITAL PARTNERS - AND - EXIT OF PPM BUSINESS


LARGO, FL., OCTOBER 25, 1999 - Vision Twenty-One, Inc. (Nasdaq: EYES), announced a number of developments substantially completing its transition to a vision care company focused on laser vision correction and surgery centers. The Company has entered into a binding letter of intent for an equity investment in the Company of $35 million that will be co-led by MedEquity Investors, LLC and Chase Capital Partners. The proceeds from the equity investment will be used to continue the Company's aggressive development and acquisition of refractive and ambulatory surgery centers. In addition, the new equity investment will position the Company to restructure its existing credit facility and substantially exit the physician practice management (PPM) business.


$35 MILLION EQUITY INVESTMENT AND RELATED CAPITAL STRUCTURE CHANGES

The transaction will consist of the sale of newly issued 9% Series A Senior Convertible Preferred Stock (the "Preferred Stock") which will be convertible at any time into the Company's common stock at a conversion price of $6.50 per share, representing approximately 25% of the Company's common stock on a diluted basis at closing, subject to adjustment. MedEquity Investors and Chase Capital Partners will each appoint one director to the Company's Board of Directors upon closing. Closing is expected to occur on or before November 30, 1999, and is contingent upon the satisfaction of customary closing conditions and Hart Scott Rodino approval.

Vision Twenty-One disclosed additional positive information regarding its capital structure. The Company announced it has tentatively agreed on a term sheet with Bank of Montreal, the Agent Bank, whereupon simultaneous with the closing of the equity investment, the Company's $48 million credit facility will be amended. The Company also received a waiver for certain items in anticipation of finalizing the amendment to the bank credit FACILITY. The modifications to the existing facility are expected to provide the Company with increased financial flexibility and a procedure for the release of collateral upon divestiture of practice groups under management pursuant to its PPM exit plan.

Theodore N. Gillette, Chief Executive Officer of Vision Twenty-One, Inc., was pleased with the latest developments regarding the Company's expected equity partners and future capital structure. "Partnering with Chase Capital Partners and MedEquity Investors will provide us with more than just capital - it gives us access to additional experience, expertise, and global relationships which we believe will bring us immeasurable benefits both in the short- and long-term. The equity investment and bank credit facility amendment coupled with our recent divestitures will significantly de-leverage the balance sheet and provide significant capital to execute the current business plan."

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"Vision Twenty-One is the type of Company we seek to expand our portfolio with,"
said Robert W. Daly, Managing Director of MedEquity Investors. "Laser vision correction will be one of the most extraordinary investment opportunities throughout healthcare. Following extensive analysis and diligence, we have identified Vision Twenty-One as the best strategically positioned Company to build into a world class leader in this sector."

W. Brett Ingersoll, Principal of Chase Capital Partners also shared his thoughts supporting the transaction by stating "Chase Capital Partners' long track record of successful private equity investing is due in large part to our backing of outstanding management teams. We believe that Vision Twenty-One management has positioned the Company for extraordinary growth and we are very excited to put Chase Capital Partners' global resources and experience behind the Vision Twenty-One organization."

PLANNED EXIT FROM PPM BUSINESS AND RELATED STRATEGIC RESTRUCTURING

The Company additionally announced, subject to completion of the capital structure changes, it has developed an initial plan to substantially exit the business of managing practices of optometry and ophthalmology. This is a crucial step in the Company's strategy of redirecting its corporate resources towards developing refractive eye laser and surgery center initiatives in these same markets. The Company expects the majority of the affected physicians to continue to be part of the Vision Twenty-One national eye care delivery network and/or participate in its eye laser and surgery center initiatives. The exit of the PPM business is expected to be accomplished through the sale of the practice assets back to the physicians or affiliates, the restructuring of the individual operating models to focus substantially on refractive surgery, and the discontinuation of select managed care contracts that are not consistent with the business plan.

As part of the strategic restructuring, the Company substantially completed its previously announced integration plan and related organizational changes, as it eliminated over 70 positions and completed the retail chain divestiture in September 1999.

These actions will result in charges being incurred in both the third and fourth quarters. The Company expects to recognize an expense of approximately $1 million in the third quarter related to the termination of managed care contracts and severance expenses. In the fourth quarter, the Company expects to record a restructuring charge of up to $35 million related to the sale of practice assets. If successful, the Company could receive back and retire up to 3 million shares in connection with the transactions.

"As a doctor-centered Company, we are uniquely positioned to successfully transition our physician affiliation model from owning and managing practices to one of partnering in the development of eye laser and surgery centers. This narrows our focus, leverages our core competencies and positions us to create substantial shareholder value in the year 2000 and beyond," said Mr. Gillette.

Vision Twenty-One , Inc. is a vision care Company focused on the development of refractive eye laser and surgery centers. The Company is headquartered in Largo, FL., and maintains regional offices in Phoenix, Minneapolis and Somerset, NJ. For more Company information, visit our Web site at www.vision21.com.

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MedEquity Investors, LLC, a private equity firm based in Wellesley Hills, MA, provides equity investments for emerging private and publicly-traded healthcare companies. The firm recently formed a $100 million direct investment program with Chase Capital Partners, GE Capital Healthcare Finance Group and The Kaufmann Fund. For more Company information, visit their Web site at www.medequity.com.

Chase Capital Partners is a global private equity investment partnership with over $10.0 billion under management. Chase Capital Partners is a leading investor of private equity capital and has closed over 900 individual transactions, including over 85 in the health care sector since inception. In the past two years, Chase Capital Partners has invested approximately $550 million in the health care sector alone. The firm's primary limited partner is The Chase Manhattan Corporation, one of the largest bank holding companies in the United States with total assets of $371 billion. For more information about Chase Capital Partners refer to their web site at www.chasecapital.com.

The Company's investment advisor in the transaction is Paine Webber Incorporated. Other investors in the transaction will include GE Capital Health Care Finance Group and The Kaufmann Fund.

                                       ###

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors as set forth from time to time in the Company's filings with the SEC, including the Form 8-K to be filed in connection with this release. The Company undertakes no obligation to publicly update or revise the forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.



CONTACTS:

VISION TWENTY-ONE, INC.                         CHASE CAPITAL PARTNERS
Theodore N. Gillette                            W. Brett Ingersoll
Chief Executive Officer                         Principal
(727) 545-4300, ext. 2103                       (212) 622-3672

Richard T. Welch                                MEDEQUITY INVESTORS, LLC
Chief Financial Officer                         Robert W. Daly
(727) 545-4300, ext. 2118                       Managing General Partner
                                                (781) 237-6910
Heidi Hart
Investor Relations
(727) 545-4300, ext. 2124